Exhibit 3.5.1

CERTIFICATE OF FORMATION

OF

LEVEL 3 COMMUNICATIONS, LLC

I

NAME

The name of the company shall be Level 3 Communications, LLC (“Company”).

II

REGISTERED AGENT AND OFFICE

The name and address of the Company’s registered agent in Delaware is:

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 1980I (New Castle County)

IN WITNESS WHEREOF, the undersigned authorized person has caused this Certificate of Formation to be executed this 26th day of November, 1997.

PKS INFORMATION SERVICES, INC.

By:	/s/ R. Douglas Bradbury
Title: Director